Exhibit 10.2








                                February 6, 1998





   Mr. Bob M. Hubbard
   3227 Whisper Wind Cove
   Memphis, TN 38125

   Dear Bob:


   The purpose of this letter is to confirm our mutual understanding regarding your early retirement from TBC.

   With respect to your retirement, we have agreed as follows:

   1. You will retire and resign from all positions you hold with TBC or any of its subsidiaries or affiliates, effective March 31, 1998. Since you will be 64 years old when you retire, you will be retiring eleven months before TBC's normal retirement age of 65 (which you would reach on March 1, 1999). TBC's consent to your retirement prior to the normal retirement age is hereby granted.

   2. As a participant in TBC s Management Incentive Compensation Plan, you will be entitled to a pro rata portion of any incentive payment you would have earned in 1998 under that Plan. The portion will be 25% (since you will have been an employee of TBC for three months during 1998). Any incentive payment owing to you will be paid early in 1999, at the same time as incentive payments are made to other participants in this Plan.


   3. TBC will pay you, as a consulting fee, an amount equal to your current annual base salary of $210,366.96 plus an additional $75,000, through March 31, 1999, one-twelfth of such amount being payable to you monthly, beginning on May 1, 1998 and continuing on the first day of each of the next eleven months. In the event of your death, we will make any payments then remaining under this Item 3 to your wife, or if she predeceases you, to your estate.

   4. I will recommend to the TBC Compensation Committee that it agree to waive the provision in TBC's Supplemental Executive Retirement Plan (the "SERP") that















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        specifies that the lump sum election you made on March 31, 1997 would not be effective for a period of two years. As a result, you will be entitled to a lump sum payment of your supplemental retirement benefits under SERP.

   5 Because of the difference in the aggregate retirement benefits you would have received under TBC's defined benefit retirement plan and the SERP if you had retired at age 65 and the aggregate retirement benefits you will receive under such plans when you retire at age 64, TBC will make a lump sum payment of $75,000 to you. This payment will be made on January 1, 1999.

   6. On the date of this letter agreement, you hold the following outstanding stock options under the 1989 Stock Incentive Plan:

        Date of Grant           No. of Shares

        9/1/89                     13,680
        7/25/91                    11,805
        7/22/93                     7,038
        7/20/95                     9,665
        1/15/97                    27,816
        1/7/98                     23,851

        Portions or all of the options granted to you in 1995, 1997, and 1998 are not presently exercisable and will not be exercisable before March 31, 1998. In addition, under the terms of their grants, each of these options, other than the 1998 grant, expire if they are not excercised within three months following your termination of employment. I will recommend to the TBC Compensation Committee that it take action, effective March 15, 1998, to make all options then held by you immediately exercisable and to provide that the term of all unexercised options then held by you shall be extended until the earlier of
        (I) March 31, 2003, or (ii) the date upon which each respective option would have expired had you remained in the employ of TBC for the entire original term of that option; provided, however, that if you die within the one year period prior to expiration of any option in accordance with the preceding provision, the option will remain outstanding until the earlier of (a) the date upon which it would have expired had you remained in the employ of TBC for the entire original term of the option, or (b) one year after your date of death. You understand that any options which you do not exercise prior to March 15, 1998 will, upon amendment by the Compensation Committee as described above, lose their incentive stock option treatment, and will be treated as nonqualified options, for income tax purposes.



















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   7.   TBC will pay for your 1998 annual physical examination, in accordance with TBC s policy with respect to such examinations for its executive officers, regardless of whether that examination occurs before or after your retirement.

   8. All COBRA costs associated with continuing your current health insurance for your wife and yourself through March 31, 1999 will be paid by TBC.

   9. To replace the basic insurance you currently have under TBC's group life insurance policy, TBC will, at its expense up to a maximum of $1,300, obtain and maintain in effect $211,000 in term life insurance for you during the period from April 1, 1998 through March 31, 1999. You may add, at your own expense, $250,000 in supplemental coverage under this policy (thereby matching the supplemental coverage you currently have through TBC's group life insurance policy). TBC's obligation under this paragraph will be contingent upon the insurance carrier s standard determination of insurability.

   10. Effective April 1, 1998, TBC will transfer your Racquet Club membership (which is currently through TBC) directly into your name. You will be responsible for all dues or payments thereafter, to the extent that they relate to periods on or after April 1, 1998.

   11. I will recommend to the TBC Compensation Committee that it agree to amend the terms of your deferred compensation arrangement with TBC to provide that the balance in your deferred compensation account as of March 31, 1998 will be paid to you in three equal annual installments, payable on January 1, 1999, January 1, 2000, and January 1, 2001, together with interest on the then unpaid balance, which will accrue at the rate at which interest is then accruing under TBC s standard deferred compensation arrangements with executive officers. TBC understands and acknowledges that TBC s agreement to amend your deferred compensation arrangement in the manner set forth above is a condition precedent to your willingness to enter into this letter agreement.

   12. You agree that, at all times hereafter, you will hold in strictest confidence and trust all pricing information or other confidential or proprietary information in your possession relating to TBC or its subsidiaries or affiliates and will not make any disclosure or use of any such information without the prior written consent of TBC. Your confidentiality obligations will not apply to any information which is now not generally known within TBC or in the public domain or which hereafter becomes generally known within TBC or part of the public domain through no fault of yours. In the event of any breach of the foregoing confidentiality obligations, in addition to its rights to damages, TBC will have the right to seek equitable relief, without the necessity of proof of actual damage. In addition, TBC will have the right to cease the payments described in item 3 above.















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   13.  The payments described in item 3 above will cease in the event that, without the prior written consent of TBC, you engage in any Competitive Activity prior to April 1, 1999. By "Competitive Activity", we mean that you, directly or indirectly, are employed by, perform consulting or other services for, participate in the management of, or acquire an equity interest in, Summit Tire, Hercules Tire, or Treadways Tire.

   14. Your Executive Employment Agreement with TBC, dated November 1, 1988, as amended and later extended through October 31, 1997, has expired, and you no longer have any rights or obligations thereunder other than rights or obligations which are intended to survive any such expiration.

   15. In consideration of the payments and benefits provided to you under this letter agreement, you, on behalf of yourself and your heirs, administrators, assigns, and agents, fully settle, release, and forever discharge TBC and it subsidiaries and affiliates, and the present and former officers, directors, stockholders, agents, and employees of TBC and its subsidiaries or affiliates, from any and all claims, demands, costs, attorneys' fees, liabilities, damages, actions, and causes of action arising out of or in any way related to your employment with TBC, the termination of your employment with TBC, or the performance of services by you for the benefit of TBC or its subsidiaries or affiliates, including without limitation, any claims which may be brought for age, sex, or other discrimination under the Age Discrimination in Employment Act or any other federal, state, or local law and claims for breach of express or implied contract, wrongful discharge, promissory estoppel, emotional distress, tort, or personal injury, excepting only claims with respect to the breach of this letter agreement by TBC. It is expressly acknowledged and agreed that the foregoing release is not intended to limit or affect in any manner any indemnification or other similar rights which you have as an officer of TBC or would otherwise have as a former officer of TBC.




   ACKNOWLEDGMENT.   In connection with your execution of the above release
   and this Agreement, you acknowledge the following:

    (a) That you are waiving all rights and claims that you have or may have under the Age Discrimination in Employment Act, as well as any rights or claims that you have or may have under other federal, state, or local laws with regard to age, sex, and other employment discrimination.




















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    (b) That you have a 21 day period to consider whether to sign the above release and this Agreement.

    (c) That for a period of seven days following your signing of this Agreement, you may revoke your release and this Agreement, and that your release and this Agreement shall not become effective and enforceable until that seven day revocation period has expired.

    (d) That TBC has advised you to consult with an attorney prior to executing the above release and this Agreement.




   Your signature below constitutes an acknowledgment that you have read this letter agreement, that you understand your rights, and that you have agreed to your release of claims and the other terms of this letter agreement.

   Sincerely,

   TBC CORPORATION




   By  /s/ Louis S. DiPasqua
       Louis S. DiPasqua
       President and Chief Executive Officer





   ACKNOWLEDGED AND AGREED:

                                Date:           2/11             , 1998


   /s/ Bob M. Hubbard
   BOB M. HUBBARD




























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